EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TIGERLESS AI HOLDINGS INC.

Pursuant to Sections 78.390 and 78.403 of the

Nevada Revised Statutes

Tigerless AI Holdings Inc., a corporation existing under the laws of the State of Nevada (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Tigerless AI Holdings Inc.”

2. The Corporation’s original Articles of Incorporation were filed with the Secretary of State of the State of Nevada on March 6, 2026.

3. These Amended and Restated Articles of Incorporation (these “Articles”) restate, integrate and amend the Articles of Incorporation of the Corporation.

4. These Articles were duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Chapter 78 of the Nevada Revised Statutes (the “NRS”).

5. The text of the Articles of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is “Tigerless AI Holdings Inc.” (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered agent of the Corporation in the State of Nevada and the street address of the registered office of the Corporation shall be as set forth in the records of the Nevada Secretary of State, as the same may be changed from time to time in accordance with the NRS.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the NRS. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 595,000,000, of which (i) 575,000,000 shares shall be common stock, par value $0.0001 per share (the “Common Stock”), consisting of (a) 500,000,000 shares of Class A common stock (“Class A Common Stock”) and (b) 75,000,000 shares of Class B common stock (“Class B Common Stock”), and (ii) 20,000,000 shares shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”).

A.

Preferred Stock. The Board of Directors of the Corporation (the “Board”) is expressly granted authority, to the fullest extent permitted by the NRS, to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to NRS 78.1955, to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of the shares of each such series, and any qualifications, limitations and restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such series (a “Preferred Stock Designation”).

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B.	Rights of Class A Common Stock and Class B Common Stock.

(1)	Voting. Except as otherwise required by the NRS, these Articles or any Preferred Stock Designation, the Class A Common Stock shall have no voting rights and no holder thereof shall be entitled to vote on any matter submitted to the stockholders of the Corporation; provided that if there are no longer any shares of Class B Common Stock outstanding, each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder. If and to the extent the holders of Class A Common Stock are entitled to vote on any matter solely because such vote is required by applicable law, each holder of Class A Common Stock shall be entitled to one-tenth (1/10) of one vote for each share of Class A Common Stock held of record by such holder solely with respect to such matter, to the fullest extent permitted by applicable law. Each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on each matter submitted to a vote of the stockholders of the Corporation. Except as otherwise required by applicable law, only holders of Class B Common Stock and any other class or series of capital stock expressly entitled to vote generally in the election of directors shall be entitled to vote in the election of directors.

(2)	Dividend and Distribution Rights. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions declared and paid by the Board out of funds legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares), in each case on an equal per-share basis. Any disparate treatment of Class A Common Stock and Class B Common Stock with respect to a dividend or distribution shall require the approval of the holders of a majority of the outstanding shares of each class adversely affected, voting separately as a class.

(3)	Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently and proportionately subdivided, combined or reclassified in a manner that maintains the same relative economic ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock immediately before and after such action; provided, however, that shares of one class may be treated differently if such treatment is approved in advance by the holders of a majority of the outstanding shares of each class adversely affected, voting separately as a class.

(4)	Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, on an equal priority and ratable per-share basis, all assets of the Corporation legally available for distribution to its stockholders, unless different treatment of either class is approved in advance by the holders of a majority of the outstanding shares of each class adversely affected, voting separately as a class.

(5)	Conversion of Class B Common Stock.

(a)	Optional Conversion. Each share of Class B Common Stock shall be convertible, at any time at the option of the holder thereof, into one fully paid and nonassessable share of Class A Common Stock.

(b)	Automatic Conversion Upon Transfer. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon any Transfer of such share, other than a Permitted Transfer. Any conversion pursuant to this paragraph shall be effective immediately upon the effectiveness of the applicable Transfer.

(c)	Permitted Transfers. A “Permitted Transfer” means a Transfer of Class B Common Stock by a holder to a Permitted Transferee, provided that the transferee takes such shares subject to the provisions of these Articles applicable to Class B Common Stock. “Permitted Transferee” means, with respect to a holder of Class B Common Stock: (i) a member of such holder’s immediate family; (ii) a trust or other estate-planning vehicle established primarily for the benefit of such holder or one or more members of such holder’s immediate family and over which such holder or a qualifying family member retains control; (iii) an entity directly or indirectly controlled by such holder or by such holder together with one or more members of such holder’s immediate family; (iv) an Affiliate controlled by such holder; or (v) a personal representative, executor, administrator, guardian, conservator, trustee or other fiduciary to whom such shares are transferred by operation of law, in each case subject to such additional conditions as may be provided in these Articles or the Bylaws. For purposes of this paragraph, “Affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

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(d)	Death or Disability. Upon the death or disability of a holder of Class B Common Stock, each share of Class B Common Stock held by such holder shall convert into a share of Class A Common Stock.

(e)	No Conversion of Class A Common Stock. Class A Common Stock shall not be convertible into Class B Common Stock.

(f)	Mechanics; Reservation. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting the conversion of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. Upon any conversion, the Corporation shall cause the applicable shares of Class A Common Stock to be issued in book-entry form or otherwise in accordance with the holder’s instructions and applicable law. No fractional shares shall be issued upon conversion; each share of Class B Common Stock converts on a one-for-one basis.

(6)	Transfer Defined. For purposes of this Article FOURTH, “Transfer” means any sale, assignment, transfer, conveyance, hypothecation, gift or other disposition or transfer of legal or beneficial ownership, whether direct or indirect, voluntary or involuntary, by operation of law or otherwise; provided that a bona fide pledge that does not transfer voting power or beneficial ownership shall not constitute a Transfer until foreclosure or other realization upon such pledge.

(7)	No Preemptive Rights. Except as may otherwise be expressly provided by the Board pursuant to a Preferred Stock Designation or by written agreement of the Corporation, no holder of capital stock of the Corporation shall have any preemptive right to subscribe for or purchase any shares or other securities of the Corporation.

FIFTH:

A.	The number of members of the entire Board shall be fixed from time to time exclusively by the Board in accordance with the Bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”), subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.

B.	From and after the first date on which Zikang Wu no longer beneficially owns more than 50% of the total voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Classification Trigger Date”), the Board shall be divided into three classes, designated Class I, Class II and Class III, with the number of directors in each class fixed exclusively by the Board and as nearly equal as practicable. The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders after the Classification Trigger Date, the directors in Class II for a term expiring at the second annual meeting after the Classification Trigger Date and the directors in Class III for a term expiring at the third annual meeting after the Classification Trigger Date. Commencing at the first annual meeting after the Classification Trigger Date, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for terms expiring at the third succeeding annual meeting after their election and until their successors are duly elected and qualified.

C.	Subject to the rights of holders of any series of Preferred Stock, any newly created directorship resulting from an increase in the authorized number of directors and any vacancy on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders, except as otherwise required by the NRS. A director elected to fill a vacancy shall hold office for the remainder of the term of the director whose vacancy is being filled (or, in the case of a newly created directorship, for the term of the class to which such directorship is assigned after the Classification Trigger Date) and until such director’s successor is duly elected and qualified.

D.	Subject to the rights of holders of any series of Preferred Stock, any or all directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.	Election of directors need not be by ballot unless the Bylaws so provide.

B.	In furtherance and not in limitation of the powers conferred by the NRS, the Board is expressly authorized to adopt, make, alter, amend or repeal the Bylaws by the affirmative vote of a majority of the Board. The stockholders may also adopt, alter, amend or repeal the Bylaws only by the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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C.	For so long as Zikang Wu beneficially owns a majority of the total voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation may be taken by written consent in lieu of a meeting to the extent permitted by the NRS. From and after the first date on which Zikang Wu no longer beneficially owns such majority voting power, except as otherwise expressly provided by the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent in lieu of a meeting.

D.	For so long as Zikang Wu beneficially owns a majority of the total voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, special meetings of stockholders may be called by or at the direction of the Chairperson of the Board, the Chief Executive Officer of the Corporation, the Board or at the request of stockholders collectively holding a majority of such total voting power. From and after the first date on which Zikang Wu no longer beneficially owns such majority voting power, except as otherwise expressly provided by the terms of any series of Preferred Stock, special meetings of stockholders may be called only by or at the direction of the Chairperson of the Board, the Chief Executive Officer of the Corporation or the Board, and the ability of stockholders to call a special meeting is specifically denied.

E.	Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders shall be given in the manner provided in the Bylaws.

F.	In addition to the powers and authorities expressly conferred upon them by these Articles or by statute, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the NRS, these Articles and the Bylaws.

SEVENTH:

A.	To the fullest extent permitted by the NRS, as it presently exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except to the extent such liability may not lawfully be eliminated or limited. If the NRS is amended to authorize corporate action further eliminating or limiting such liability, the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director or officer with respect to any act or omission occurring before such repeal or modification.

B.	The Corporation shall indemnify, to the fullest extent permitted by the NRS, any person who is or was a director or officer of the Corporation and may indemnify any other person whom the Corporation is permitted to indemnify under the NRS. The right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.

C.	To the fullest extent permitted by the NRS, the Corporation shall pay expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition upon receipt of any undertaking required by applicable law.

D.	The rights conferred by this Article SEVENTH shall not be exclusive of any other rights to which any person may otherwise be entitled under these Articles, the Bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise.

EIGHTH:

A.	Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada, Clark County, Nevada (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Nevada having subject matter jurisdiction) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any “internal action” as defined in the NRS, including any derivative action or proceeding brought on behalf of the Corporation, any action asserting a breach of fiduciary duty by a director, officer or stockholder of the Corporation, or any action arising pursuant to the NRS, these Articles or the Bylaws, in each case subject to applicable jurisdictional requirements.

B.	Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This paragraph shall not apply to claims arising under the Securities Exchange Act of 1934, as amended, over which the federal courts have exclusive jurisdiction.

C.	Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

NINTH: To the fullest extent permitted by applicable law, the Corporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that is presented to any director or officer of the Corporation other than solely in such person’s capacity as a director or officer of the Corporation and that the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue. No director or officer shall have any duty to communicate or offer any such opportunity to the Corporation except to the extent required by applicable law, and no such person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such person pursues or acquires such opportunity for itself, directs such opportunity to another person or does not communicate information regarding such opportunity to the Corporation, in each case to the fullest extent permitted by law.

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TENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles in the manner now or hereafter prescribed by the NRS and these Articles, and all rights, preferences and privileges herein conferred upon stockholders are granted subject to this reservation. Except as otherwise required by the NRS or expressly provided in any Preferred Stock Designation, an amendment to these Articles shall require approval by the Board and the affirmative vote of holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Article FIFTH, Article SIXTH, Article EIGHTH, this Article TENTH or Article ELEVENTH.

ELEVENTH:

A.	Election Not to Be Governed by Certain Nevada Anti-Takeover Statutes. The Corporation expressly elects not to be governed by NRS 78.378–78.3793 and NRS 78.411 through 78.444, inclusive, to the fullest extent such election is permitted under the NRS.

B.	Substitute Business Combination Restrictions. Notwithstanding paragraph A above, at any time the Corporation is a publicly traded corporation, the Corporation shall not engage in any Combination with any Interested Stockholder except in accordance with the requirements set forth in this Article ELEVENTH, which are intended to be substantially similar to the protections provided by NRS 78.411 through 78.444, inclusive, subject to the exclusions expressly set forth herein.

(1)	Two-Year Restriction. For two (2) years after the date on which a person first becomes an Interested Stockholder, the Corporation shall not engage in a Combination with such Interested Stockholder unless (a) before such person first became an Interested Stockholder, the Board approved either the Combination or the transaction by which such person became an Interested Stockholder, or (b) the Combination is approved by the Board and, at or after such approval, is approved at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders representing at least sixty percent (60%) of the outstanding voting power of the Corporation not beneficially owned by such Interested Stockholder or its Affiliates or Associates.

(2)	Combinations After Two Years. After the expiration of two (2) years after the date on which a person first becomes an Interested Stockholder, the Corporation shall not engage in a Combination with such Interested Stockholder unless (a) the Combination or the transaction by which such person first became an Interested Stockholder was approved by the Board before such person first became an Interested Stockholder, (b) the Combination is approved by a majority of the outstanding voting power of the Corporation not beneficially owned by such Interested Stockholder or any Affiliate or Associate thereof, or (c) the Combination satisfies the fair-price, form-of-consideration and related conditions that would be applicable under NRS 78.441 through 78.444, inclusive, as in effect on the date these Articles become effective, applied as if the Corporation remained subject thereto.

C.	Definitions. For purposes of this Article ELEVENTH, “Affiliate,” “Associate,” “beneficial owner” and “beneficially owned,” “Combination,” “control,” “Interested Stockholder,” “voting shares” and related terms shall have meanings substantially corresponding to the meanings given such terms in NRS 78.411 through 78.444, inclusive, as in effect on the date these Articles become effective, except that “Interested Stockholder” shall not include (i) the Principal Stockholder, (ii) any Principal Stockholder Transferee, or (iii) any group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, that includes the Principal Stockholder or a Principal Stockholder Transferee.

D.	Principal Stockholder. “Principal Stockholder” means Zikang Wu and any Affiliate controlled by him. “Principal Stockholder Transferee” means any person or entity that acquires voting stock of the Corporation from the Principal Stockholder pursuant to a Permitted Transfer of Class B Common Stock or any other transfer approved in advance by the Board and designated in writing by the Principal Stockholder as a Principal Stockholder Transferee.

E.	Construction. This Article ELEVENTH is intended to implement the Corporation’s election not to be governed by NRS 78.411 through 78.444, inclusive, while preserving substantially similar restrictions on business combinations with interested stockholders, subject to the exclusions in paragraph C. If any provision of this Article ELEVENTH is held invalid or unenforceable, the remaining provisions shall continue in full force and effect to the fullest extent permitted by law.

TWELFTH: If any provision or provisions of these Articles shall be held invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles shall not in any way be affected or impaired thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its Chief Executive Officer as of the ___ day of __________, 2026.

TIGERLESS AI HOLDINGS INC.

By:
Name:	Zikang Wu
Title:	Chief Executive Officer

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